CODE OF ETHICS

DUNDAS PARTNERS LLP

Updated 03 August 2020

Contents
CODE OF ETHICS DUNDAS PARTNERS LLP		1
A. Code of Ethics		1
1.	Obligations under the Advisers Act	1
2.	Obligations under GIPS®	1
3.	Procedural Requirements	1
4.	Standard of Business Conduct	1
B. Definitions		2
Access Person		2
Account		3
Associated Person		3
Beneficial Owner		3
Client		4
Employee		4
Family Member		4
Insider		4
Material, Nonpublic Information (Inside Information)		5
Security		5
Supervised Person		5
C. Insider Trading Policy		5
1.	Sanctions	5
2.	Procedural Requirements	5
D. Adoption of Code of Ethics and Insider Trading Policy		6
1.	Adoption by Dundas	6
2.	Agreements with Other Entities	6
E. Policies		6
1.	Code of Ethics	6
2.	Policies on Insider Trading	7
F. Prohibited Activities		7
1.	Trading Activities	7
2.	Prohibited Trading Activities by Insiders	8
3.	Pre-approval of Certain Investments	8
4.	Other Prohibited Activities	8
G. Procedures		9
1.	Compliance Responsibilities	9
2.	Reporting of Violations of Code and Policy	9
3.	Determination of Access Persons and Insiders	9
4.	Execution and Acknowledgement of Code and Policy	9
5.	Restricted List	10
6.	Pre-Approval	10
7.	Conditions of Approval	10
H. Reports and Records		10

1.	Initial and Annual Security Holdings Reports	10
2.	Quarterly Security Transaction Reports	11
3.	Statements and Transactions	12
4.	Memorializing Issues Arising Under the Code and Policy	12
5.	Annual Certification	13
6.	Records	13
7.	Discretionary Exemptions	14
I. Sanctions		14
1.	Sanctions by Management	14
2.	Sanctions by Regulatory Authorities	15
J. Miscellaneous		15
1.	Waivers or Exceptions	15
2.	Amendments	15
3.	Questions	15

A.	Code of Ethics

1.	Obligations under the Advisers Act

Provisions of the Advisers Act make it unlawful for a registered investment adviser or persons acting on its behalf:

●	to employ any device, scheme or artifice to defraud any client or prospective client; or

●	to engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client; or

●	acting as principal for his own account, knowingly to sell any security to or purchase any security from a client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining the consent of the client to such transaction; or

●	to engage in any act, practice or course of business which is fraudulent, deceptive, or manipulative; or

●	to represent or imply that the investment adviser has been sponsored, recommended, or approved, or that his abilities or qualifications have in any respect been passed upon by the United States or any agency or any officer thereof.

2.	Obligations under GIPS®

This Code and Policy as adopted complies with GIPS®.

3.	Procedural Requirements

Dundas Partners LLP (Dundas) is required to adopt policies and procedures designed to prevent violations of the federal securities laws and the rules and regulations promulgated under those laws.

4.	Standard of Business Conduct

This Code is intended to comply with the provisions of the Advisers Act and also requires that all Supervised Persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. The Code contains policies and procedures with respect to personal securities transactions of all Dundas’ Access Persons as defined herein.

This Code establishes rules of conduct for all Supervised Persons of Dundas and is designed to, among other things; govern personal securities trading activities in the accounts of Access Persons. The Code is based on the principle that Dundas and its Supervised Persons owe a fiduciary duty to Dundas’ clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

Pursuant to Section 206 of the Advisers Act, both Dundas and its Supervised Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct.

In meeting its fiduciary responsibilities to its clients, Dundas expects every Supervised Person to demonstrate the highest standards of ethical conduct for continued employment Dundas. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Dundas. Dundas’ reputation for fair and honest dealing with its investors is imperative to the firm.

B.	Definitions

For the purposes of this Code, the following definitions shall apply:

Access Person

Every Associated Person of the Firm who:

-	is involved in making recommendations of purchases or sales of securities on behalf of Clients;

-	has access to nonpublic information about the purchase or sale of securities by or on behalf of any Client;

-	has access to information about Client holdings;

-	has access to any recommendations made by the Firm to its Clients about the purchase or sale of securities; and/or

-	has access to any other material, nonpublic information about securities, issuers of securities or transactions in securities as a result of the Associated Person’s activities for the Firm or in connection with providing services to Clients of the Firm.

Account

Assets placed with Dundas for management by a Person that is located in, or a legal resident of, the US that is managed for such Person by Dundas under an investment advisory agreement between the Person and Dundas.

Associated Person

Unless the Chief Compliance Officer determines, in writing, that, under applicable laws and rules, any designated individual is not an Associated Person of the Firm, a Natural Person is an Associated Person of the Firm if the Natural Person:

-	is a partner, officer, manager or managing partner of the Firm or performs similar functions or has similar responsibilities;

-	directly or indirectly controls or is controlled by the Firm;

-	is a Supervised Person of the Firm;

-	is an investment adviser representative of the Firm;

-	is involved in the securities business of the Firm; or

-	who has applied for registration with FINRA as a representative of the Firm;

-	who is, will be, or is anticipated to be, directly or indirectly controlling or controlled by the Firm whether or not such Person is registered or exempt from registration under FINRA Bylaws or Rules;

-	is listed on Schedule A of the Form ADV for the Firm; or

-	occupies a status or performs similar functions as those listed above for the Firm.

Any Natural Person who has any question about whether or not he or she is an Associated Person should assume that he or she is an Associated Person, unless and until the Chief Compliance Officer makes a determination in writing that the Person is not an Associated Person.

Beneficial Owner

A Person is a Beneficial Owner of securities or a securities Account that is held:

-	in the Person’s own name;

-	in trust (or in a similar capacity) for the Person’s benefit;

-	by the spouse of a Natural Person;

-	by minor children of a Natural Person;

-	by any Family Member of a Natural Person;

-	by a third party, if the Person receives benefits from the Securities;

-	by a third party, if the Person exercises, or has the right to exercise rights, such as voting or dividend rights, whether such rights are obtained by contract, understanding, relationship, agreement or otherwise; and

-	by a third party if the Person has the right to claim or reclaim ownership of, or title to the Securities, whether at the present time or at some time in the future.

Client

Any Person for which the Firm:

-	is currently providing investment advisory services under a written agreement between the Person and the Firm;

-	has provided investment advisory services under a written agreement between the Person and the Firm in the past;

-	has entered into negotiations concerning providing investment advisory services in the future.

Employee

Any individual providing services to the Firm, which individual is required to be treated as an employee and not as an independent contractor under rules of the Department of Labor or under applicable state laws or rules.

Family Member

A family member of a Natural Person is:

-	a parent

-	spouse of a parent

-	child

-	spouse of a child

-	spouse

-	brother

-	sister

-	step relation or adoptive relation

Who shares the same residence with the Natural Person.

Insider

Any Natural Person who has access to or obtains any material, nonpublic information that could affect the value of any publicly traded securities, which information was obtained through the Firm, while the Natural Person was an Associated Person of the Firm or while the Natural Person was providing services to the Firm, whether the Natural Person is an Insider on a temporary or permanent basis.

Material, Nonpublic Information (Inside Information)

Any Material Information that is not Public Information.

Reportable Security

Any item that would be a security under applicable state or federal law and includes any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to non-US currency, or, in general, any interest or instrument commonly known as a “reportable security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Supervised Person

Any individual serving as a partner, officer, Managing Partner (or occupying a similar status or performing similar functions), or Employee of the Firm and any other individual who provides investment advice on behalf of the Firm and which individual is subject to the supervision and control of the Firm.

C.	Insider Trading Policy

1.	Sanctions

The Insider Trading and Securities Fraud Enforcement Act of 1988 imposed both criminal and civil sanctions against persons who purchase or sell securities while in possession of material, nonpublic information or who communicate material, nonpublic information in connection with a transaction in securities. The Insider Trading Act also imposes liability on persons who control or are responsible for supervising those who violate the Act if the controlling persons fail to supervise those persons or adopt procedures designed to prevent violations.

2.	Procedural Requirements

The Insider Trading Act requires investment advisers, broker-dealers and others who supervise or control persons who are subject to the insider trading rules to adopt policies prohibiting violations of the Insider Trading Act and to establish procedures reasonably designed to prevent those violations.

D.	Adoption of Code of Ethics and Insider Trading Policy

1.	Adoption by Dundas

Based on the above, Dundas hereby adopts this Code of Ethics (Code) and Insider Trading Policy (Policy) effective as of 3 August 2020 Dundas has determined that this Code and Policy contain provisions reasonably necessary to prevent Access Persons and other persons affiliated or associated with Dundas from engaging in any act, practice, or course of business prohibited by federal or state law. In addition, the Chief Compliance Officer of Dundas finds that the procedures contained in this Code and Policy are reasonably designed to prevent violations of the laws prohibiting the purchase and sale of securities while in possession of material nonpublic information concerning the securities or communicating such information in connection with the purchase or sale of securities.

2.	Agreements with Other Entities

To prevent harm to Dundas by persons who may not be under its control, Dundas may not enter into any agreement with either a sub-adviser or any administrative service provider who would have access to inside information about Dundas until the Chief Compliance Officer has reviewed the Codes of Ethics and insider trading policies adopted by those entities. In addition, the Chief Compliance Officer must obtain from those entities a certification that they have adopted procedures that they believe are reasonably necessary to prevent Access Persons and insiders from violating their respective codes of ethics and insider trading policies.

E.	Policies

1.	Code of Ethics

The following policies are adopted by Dundas and apply to Dundas and all Access Persons as defined above:

a.	Compliance with Applicable Law

No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of the Advisers Act, any other US federal or state securities laws to which Dundas is subject, the Bank Secrecy Act, the USA Patriot Act, rules adopted by the Department of the Treasury, the United States Securities and Exchange Commission, or any other securities acts or laws to which Dundas is subject or any rules or regulations adopted under those laws. Such laws and rules include but are not limited to the following:

●	representing or implying that Dundas has been sponsored, recommended, or approved, or that an Access Persons’ abilities or qualifications have in any respect been passed upon by any regulatory authority or any agency or any officer thereof; or

●	engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon a Client; or

●	employing any device, scheme or artifice to defraud any Client or prospective Client; or

●	making any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

Certain of the above-referenced compliance obligations are found elsewhere in Dundas’ Compliance Policies and Procedures Manual

b.	Clients First

It is the duty of all Access Persons to place the interest of Clients first.

c.	Actual, Apparent or Potential Conflict of Interest

All Access Persons shall conduct personal securities transactions in a manner that is consistent with this Code and Policy and that avoids any actual, apparent or potential conflict of interest or abuse of a position of trust and responsibility.

d.	Inappropriate Use of Position

No Access Person shall take inappropriate advantage of his or her position with Dundas for personal gain.

2.	Policies on Insider Trading

The following policies are adopted by Dundas and apply to any Insider of Dundas, whether or not in connection with such Insider’s duties to Dundas:

●	Insiders are prohibited from trading personally on the basis of material nonpublic information.

●	Insiders are prohibited from trading on behalf of third parties, including on behalf of Dundas’ private clients, on the basis of material nonpublic information.

●	Insiders are prohibited from communicating material nonpublic information to others in violation of the law.

F.	Prohibited Activities

1.	Trading Activities

In furtherance of the policies adopted above, Access Persons and Insiders are prohibited from the following trading activities:

●	purchasing or selling a security if the security is being considered by Dundas for a recommendation to trade, until a firm decision has been made to not buy on behalf of a client;

●	purchasing or selling any direct investment in individual companies in which clients are already invested or which are under consideration for them. Purchasing or selling any security without obtaining written approval from the Chief Compliance Officer prior to the transaction. The Chief Compliance Officer shall seek approval from the Managing Partner in advance of purchasing or selling any security.

2.	Prohibited Trading Activities by Insiders

No Insider shall buy or sell any security for his or her own account if such person is in possession of, or has access to, material nonpublic information concerning the security. No Insider shall communicate any material nonpublic information to any person except as is required in connection with his or her duties hereunder and only to Insiders who are subject to this Code and Policy or a comparable code of ethics and insider trading policy.

3.	Pre-approval of Certain Investments

Access Persons are required to obtain the Chief Compliance Officer’s written approval before they directly or indirectly acquire beneficial ownership in any security in an initial public offering or in a limited public offering. The Chief Compliance Officer shall prohibit the transaction if the acquisition would create a conflict of interest or the appearance of a conflict of interest with a Client.

4.	Other Prohibited Activities

a.	Gifts

No Access Person or Insider shall accept any gift from any person or entity doing business with or on behalf of Dundas, except for the following:

●	Gifts with a value less than $75

●	Reasonable amounts paid for meals

●	Reasonable amounts paid for tickets to sporting events or other forms of entertainment.

All gifts must be approved by the Chief Compliance Officer as provided below and noted in the Gifts and Hospitality register.

b.	Prohibition on Directorships

No Access Person shall serve as a director of any publicly traded company except for a company affiliated with Dundas or underwriters of Dundas, unless the Chief Compliance Officer determines, before the Access Person accepts the position, that such service would be consistent with the interests of Dundas and its shareholders. Any person so serving must be segregated from any persons who make investment decisions for Dundas.

G.	Procedures

1.	Compliance Responsibilities

The Chief Compliance Officer of Dundas is responsible for all compliance related matters. The Chief Compliance Officer may designate assistants who may act for the Chief Compliance Officer in carrying out some or all of his obligations under this Code and Policy. Such designation shall not relieve the Chief Compliance Officer of his obligation to oversee compliance with this Code and Policy.

The Chief Compliance Officer of Dundas and the person responsible for compliance related matters for Dundas is Vanessa Murchison.

2.	Reporting of Violations of Code and Policy

Insiders and Access Persons have an obligation to report any violation of the Code and Policy to the Chief Compliance Officer in writing within 24 hours of learning of a violation of the Code or Policy.

3.	Determination of Access Persons and Insiders

The Chief Compliance Officer shall maintain a list of all Access Persons and Insiders. The list shall be amended to add any persons who subsequently become Access Persons or Insiders and to remove any persons who are no longer Access Persons or Insiders. The determination of the Chief Compliance Officer of a person’s status as an Access Person or Insider shall be final. A copy of the list shall be given to each person who is on the list and the original shall be kept with this Code and Policy.

4.	Execution and Acknowledgement of Code and Policy

a.	Initial Execution

Immediately upon adoption of this Code and Policy and dissemination by the Chief Compliance Officer of the list of Access Persons and Insiders, each Access Person and Insider shall review this Code and Policy and execute the acknowledgement attached hereto indicating that he or she has read the Code and Policy and agrees to comply with its terms. Any person who is appointed or employed in a position that would make him or her an Access Person or Insider must review this Code and Policy and execute the acknowledgment before taking on the duties of the position. In addition, the Chief Compliance Officer may require that each person employed by Dundas or who provides services or has access to information concerning Dundas review this Code and Policy and agree to comply with its provisions to the extent he or she may be, or may be deemed, in the future to be, Insiders of Dundas.

b.	Annual Certification

Every year, each Access Person and Insider shall sign a certification verifying that he or she has complied with all provisions of the Code and Policy during the year except for any deviations that have previously been reported to the Chief Compliance Officer. Each such person shall further certify that he or she agrees to continue to abide by its terms. The certification shall also include disclosure of all gifts that the Access Person or Insider has received from any person or entity doing business with or on behalf of Dundas.

5.	Restricted List

The Chief Compliance Officer shall maintain a list of securities in which trading is restricted. The Chief Compliance Officer shall include on the list any security about which Dundas or any Associated Person has obtained or has had access to material, nonpublic information. The Chief Compliance Officer shall also include on the list any security that the Chief Compliance Officer believes should be restricted for any other reason. No Dundas Personnel shall buy or sell ANY security that is listed on the Restricted Security List or execute any transaction in such a security for such person’s own account or for any account in which the person has a Beneficial Ownership interest, without first obtaining written approval from the Chief Compliance Officer.

6.	Pre-Approval

No Access Person or insider shall buy or sell any security or execute any transaction in a security for such person’s own account or for any account in which he or she has a beneficial ownership, without first obtaining approval from the Chief Compliance Officer. The Chief Compliance Officer shall approve a transaction unless the Chief Compliance Officer has reason to believe that the transaction may violate any of the prohibitions of this Code and Policy. Any approval of a transaction is effective for immediate execution unless agreed otherwise by the Chief Compliance Officer. If the approval to execute a transaction is denied due to a temporary trading prohibition, the Chief Compliance Officer may so advise the person requesting the transaction and that person may request permission to execute the transaction at a later time. The Chief Compliance Officer may, but is not obligated to, notify the person requesting the trade when the trade may be executed.

H.	Reports and Records

1.	Initial and Annual Security Holdings Reports

All Access Persons shall submit to the Chief Compliance Officer an initial (Initial Security Holding Report) and annual (Annual Security Holding Report) report of the Access Person’s current security holdings (together Security Holding Reports). At any point during the year if an Access Person opens a new brokerage account in which any security is held for the direct or indirect benefit of the Access Person, notification must be given to the Chief Compliance Officer within 30 days of the account opening. All reportable securities bought and sold will be reviewed by the Chief Compliance Officer.

Content of Security Holdings Reports

An Access Person need not include in his or her Security Holdings Report those securities held in accounts over which the Access Person has no direct or indirect influence or control. An Access Person’s Security Holdings Report must contain:

●	the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each Reportable Security (see definition section) in which the Access Person has any direct or indirect benefit;

●	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

●	the date the Access Person submits the report.

a.	Timing of Initial Security Holdings Report

An Access Person shall submit to the Chief Compliance Officer no later than 10 days after the person becomes an Access Person an Initial Security Holdings Report. The information contained in the initial report must be current as 45 days prior to the date a person becomes an Access Person.

b.	Timing of Annual Security Holdings Report

An Access Person shall submit to the Chief Compliance Officer an Annual Security Holdings Report for the prior 12-month period.

2.	Quarterly Security Transaction Reports

Each Access Person shall submit a quarterly statement to the Chief Compliance Officer which contains each transaction involving a reportable Security (see definition section) in with the Access Person has, or as a result of the transaction acquired, any direct or indirect beneficial ownership (Quarterly Transaction Report). A Quarterly Transaction Report need not be filed with the Chief Compliance Officer if it would duplicate information contained in an Access Persons broker trade confirmations or account statements so long as Dundas receives the confirmations or statements no later than 10 days after the end of the applicable calendar quarter.

a.	Contents of Quarterly Security Transaction Report

A Quarterly Transaction Report need not include (i) those securities transactions over which the Access Person had no direct or indirect influence or control, or (ii) those transactions effected pursuant to an automatic investment plan. Otherwise, the Quarterly Transaction Report shall include:

●	the date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and principal amount (if applicable) of each reportable security involved;

●	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	the price of the security at which the transaction was affected;

●	the name of any broker, dealer or bank with which the transaction was affected; and

●	the date the Access Person submits the report.

b.	Timing of Quarterly Security Transaction Reports

Each Access Person shall submit a Quarterly Transaction Report to the Chief Compliance Officer no later than 30 days after the end of each calendar quarter. The report must cover, at a minimum, all transactions during the quarter. A report must be submitted even if the Access Person had no securities transactions during the period.

3.	Statements and Transactions

Each Access Person and Insider shall retain all brokerage statements for all personal accounts and for any accounts in which he or she has a beneficial ownership for a period of five years. Upon the Chief Compliance Officer’s request, each Access Person and Insider shall provide to the Chief Compliance Officer copies of all the above-mentioned brokerage statements. All Access Persons and Insiders may be asked to agree to execute all transactions in securities through a broker-dealer designated by Dundas as may be determined by the Chief Compliance Officer. This requirement applies to transactions both for personal accounts and for any other accounts in which an Access Person or Insider has a beneficial ownership and controls the execution of such securities transactions.

4.	Memorializing Issues Arising Under the Code and Policy

The Chief Compliance Officer of Dundas shall memorialize in a memorandum at least annually all issues arising under the Code and Policy since the last memorandum made by the Chief Compliance Officer. This memorandum shall include but not be limited to:

●	a copy of the Code and Policy then in effect for Dundas;

●	a summary of the existing procedures adopted by Dundas intended to assure compliance with the provisions of the federal securities laws and the Insider Trading Act;

●	a description of any violations under the Code and Policy;

●	a description of any sanctions imposed for any of the violations reported as above by Dundas;

●	a description of any changes to this Code and Policy, or to the procedures used in its implementation; and

●	a description of any recommended or proposed changes to this Code and Policy or to the procedures used in its implementation.

5.	Annual Certification

The Chief Compliance Officer of Dundas shall certify annually in a memorandum that Dundas has adopted such procedures as the Chief Compliance Officer deems reasonably necessary to prevent Access Persons and insiders from violating the federal securities laws and the Insider Trading Act.

6.	Records

The Chief Compliance Officer shall maintain the following records at the principal place of business of Dundas and shall make such records available during reasonable business hours to staff of the Securities and Exchange Commission or any other regulatory authority having jurisdiction over Dundas:

●	a copy of this Code and Policy as currently in effect and of any amendments to it or restatements of it that have been in effect during the current year and any of the past five fiscal years;

●	copies of signed Code and Policy acknowledgement forms;

●	a copy of any other Code of Ethics or Insider Trading Policy which is, or at any time within the past five fiscal years has been, in effect for Dundas;

●	a record of any violation of any such Code of Ethics or Insider Trading Policy and of any action taken as a result of such violation that has occurred during the current year or any of the past five fiscal years;

●	a record of each written report of a violation of the Code and Policy submitted to the Chief Compliance Officer by and Access Person or Insider;

●	a copy of each Initial and Annual Security Holdings Report and Quarterly Security Transaction Report made by an Access Person or Insider pursuant to this Code and Policy during the current year and the past five fiscal years;

●	a copy of any other memoranda made by the Chief Compliance Officer pursuant to this Code and Policy or any prior Code of Ethics or Insider Trading Policy during the current year or any of the past five fiscal years, including Chief Compliance Officer pre-approvals;

●	a list of all Access Persons and Insiders who have been subject to this Code and Policy or any prior Code of Ethics or Insider Trading Policy during the current year and the past five fiscal years;

●	a list of all persons responsible for Dundas’ regulatory compliance designated under this Code and Policy or under any prior Code of Ethics or Insider Trading Policy during the current year and the past five fiscal years; and

●	a list of any other persons responsible for reviewing the reports of securities transactions required from Access Persons and Insiders of Dundas during the current year and the past five fiscal years.

7.	Discretionary Exemptions

Prior to a transaction, any Access Person or Insider may ask the Chief Compliance Officer to determine, based on all available information, that the proposed transaction by the Access Person or insider, in light of all circumstances, should be exempted from the Policy and Code’s trading prohibitions. Once the Chief Compliance Officer decides, the Access Person or Insider shall be bound by it.

I.	Sanctions

1.	Sanctions by Management

This Code and Policy shall be strictly enforced. The Chief Compliance Officer is required to report all violations immediately and to recommend the appropriate sanctions to apply for violations. The Chief Compliance Officer shall be responsible for making the final determination concerning the application of sanctions. Those sanctions may include:

●	fines;

●	disgorgement of profits;

●	payment of amounts equal to any losses avoided;

●	rescission of transactions;

●	assigning securities purchased wrongfully to Dundas;

●	restrictions on future trading in securities;

●	suspension;

●	termination; or

●	any penalty that could be imposed under the applicable securities laws.

2.	Sanctions by Regulatory Authorities

In the event of a material violation of this Code and Policy that also involves a violation of state or federal securities laws, rules, or regulations, the Chief Compliance Officer may notify the appropriate regulatory authorities of such material violation and provide information to such authorities necessary for them to investigate and prosecute the violation. The Access Person or Insider who makes the material violation will be subject to all the penalties under the securities acts for such violations. Those penalties include injunctions, fines, criminal sanctions, or suspension or bar from the securities business.

J.	Miscellaneous

1.	Waivers or Exceptions

Deviations from, exceptions to, or waivers of, any of the above provisions must be reviewed and approved in writing, in advance by the Chief Compliance Officer.

2.	Amendments

These Policy and Procedures may only be amended by a written document signed by the Chief Compliance Officer.

3.	Questions

Any questions concerning these Policy and Procedures or their application should be addressed to the Chief Compliance Officer.